As filed with the Securities and Exchange Commission on August 15, 2014

Registration File No. 811-22802

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 4	☒

FS GLOBAL CREDIT OPPORTUNITIES FUND

(Exact name of Registrant as Specified in Charter)

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(Address of principal executive offices)

(215) 495-1150

(Registrant’s telephone number, including area code)

Michael C. Forman

FS Global Credit Opportunities Fund

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(Name and address of agent for service)

COPY TO:

James A. Lebovitz, Esq.

David J. Harris, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Tel: (215) 994-4000

Fax: (215) 994-2222

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Interests in Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act. Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in Registrant.

FS GLOBAL CREDIT OPPORTUNITIES FUND

CROSS REFERENCE SHEET

PARTS A AND B

ITEM NO.	REGISTRATION STATEMENT CAPTION	CAPTION IN PART A OR PART B
1.	Outside Front Cover	Not Required
2.	Inside Front and Outside Back Cover Page	Not Required
3.	Fee Table and Synopsis	Fee Table and Synopsis
4.	Financial Highlights	Not Required
5.	Plan of Distribution	Not Required
6.	Selling Shareholders	Not Required
7.	Use of Proceeds	Not Required
8.	General Description of the Registrant	General Description of the Registrant
9.	Management	Management
10.	Capital Stock, Long-Term Debt, and Other Securities	Capital Stock, Long-Term Debt, and Other Securities
11.	Defaults and Arrears on Senior Securities	Not Applicable
12.	Legal Proceedings	Not Applicable
13.	Table of Contents of the Statement of Additional Information	Not Applicable
14.	Cover Page	Not Applicable
15.	Table of Contents	Not Applicable
16.	General Information and History	Not Applicable
17.	Investment Objective and Policies	Investment Objectives and Policies
18.	Management	Management
19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Holders of Securities
20.	Investment Management and Other Services	Investment Advisory and Other Services
21.	Portfolio Managers	Portfolio Managers
22.	Brokerage Allocation and Other Practices	Brokerage Allocation and Other Practices
23.	Tax Status	Tax Status
24.	Financial Statements	Financial Statements

PART C

The information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of this Registration Statement.

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from the Registration Statement on Form N-2 of FS Global Credit Opportunities Fund—A (the “Feeder Fund”), filed with the Securities and Exchange Commission (the “SEC”) on February 1, 2013, as amended by Pre-Effective Amendment Nos. 1, 2 and 3 thereto, filed with the SEC on April 11, 2013, June 11, 2013 and August 13, 2013, respectively, and Post-Effective Amendment Nos. 1, 2 and 3 thereto, filed with the SEC on October 18, 2013, July 3, 2014 and August 13, 2014, respectively (as so amended, the “Feeder Fund’s Registration Statement on Form N-2”). The Feeder Fund and FS Global Credit Opportunities Fund (the “Master Fund”) are organized in what is commonly referred to as a “master-feeder” structure. The Feeder Fund is one of two initial feeder funds (together, the “Feeder Funds”) in this “master-feeder” structure and the Master Fund anticipates that it may from time to time permit feeder funds in addition to the Feeder Funds to invest in the Master Fund.

ITEM 3. FEE TABLE AND SYNOPSIS.

The following table illustrates the fees and expenses that the Master Fund expects to incur and that the holders (“Shareholders”) of the Master Fund’s common shares of beneficial interest, par value $0.001 per share (“Shares”), can expect to bear directly or indirectly.

Shareholder Transaction Expenses (as a percentage of the Master Fund’s net asset value per Share)
Sales load	None
Offering expenses(1)	0.2%

Annual Expenses (as a percentage of average net assets of the Master Fund)(2)
Management fee(3)	2.8%
Incentive fee(4)	0.0%
Interest payments on borrowed funds(5)	1.2%
Other expenses(6)	1.2%

Total annual fund expenses	5.2%

(1)	Amount reflects estimated offering expenses to be paid by the Master Fund of up to $0.4 million if the Master Fund raises $227.5 million in proceeds in this offering during the year ending December 31, 2014. The offering expenses may consist of costs incurred by FS Global Advisor, LLC (“FS Global Advisor”) and its affiliates on the Master Fund’s behalf for legal, accounting, printing and other offering expenses, including salaries and direct expenses of FS Global Advisor’s employees, employees of its affiliates and others. Any such reimbursements will not exceed actual expenses incurred by FS Global Advisor. FS Global Advisor is responsible for the payment of the Master Fund’s cumulative organization and offering expenses to the extent they exceed 1.5% of the aggregate proceeds raised in this offering, without recourse against or reimbursement by the Master Fund. It is expected that offering costs at the Master Fund will be de minimis because no Shares are being offered to the public.
(2)

Amount assumes that the Master Fund sells $227.5 million worth of Shares during the year ending December 31, 2014, which represents the average monthly rate of capital raising by the Feeder Funds during the first six months of 2014, annualized over twelve months. As of December 31, 2013, the Master Fund had net assets of approximately $48.6 million. Assuming the Master Fund raises an additional $227.5 million of proceeds during the year ending December 31, 2014, the Master Fund would receive proceeds (net of offering expenses) of approximately $227.1 million, resulting in estimated net assets of approximately $275.7 million, and average net assets of approximately $162.2 million, based on the Master

Fund’s net assets of approximately $48.6 million as of December 31, 2013. The amount also assumes that the Master Fund borrows funds equal to 40.0% of its average net assets during the year ending December 31, 2014, or $64.9 million. Actual expenses will depend on the number of Shares the Master Fund sells in this offering and the amount of leverage the Master Fund employs. For example, if the Master Fund were to raise proceeds significantly less than this amount during the year ending December 31, 2014, the Master Fund’s expenses as a percentage of its average net assets would be significantly higher. There can be no assurance that the Master Fund will sell $227.5 million worth of Shares during the year ending December 31, 2014.
(3)	Pursuant to an investment advisory agreement (as amended, the “Investment Advisory Agreement”) between the Master Fund and FS Global Advisor, and in consideration of the advisory services provided by FS Global Advisor to the Master Fund, FS Global Advisor is entitled to a fee consisting of two components—a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”). For more information on the Management Fee and the Incentive Fee, see the section entitled “Management and Incentive Fees” in the Feeder Fund’s prospectus filed with the SEC on August 15, 2014 (as supplemented and amended, the “Feeder Fund’s Prospectus”). The Management Fee is calculated and payable quarterly in arrears at the annual rate of 2.0% of the Master Fund’s average daily gross assets during such period, which are assumed to equal 140% of the Master Fund’s average net assets as described in Note (2) above. The figure in the table is calculated on the basis of the Master Fund’s assumed average net assets during the year ending December 31, 2014 and illustrates the effect of leverage. Because the Management Fee is based on the Master Fund’s average daily gross assets, the Master Fund’s use of leverage will increase the Management Fee paid to FS Global Advisor.
(4)	Based on the Master Fund’s current business plan, the Master Fund anticipates that it may have interest income that could result in the payment of an Incentive Fee to FS Global Advisor for the fiscal year ending December 31, 2014. However, the Incentive Fee is based on the Master Fund’s performance and will not be paid unless the Master Fund achieves certain performance targets. The Master Fund expects the Incentive Fee the Master Fund pays to increase to the extent the Master Fund earns greater interest income through its investments in portfolio companies. The Incentive Fee is calculated and payable quarterly in arrears based upon the Master Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter and is subject to a hurdle rate, expressed as a rate of return on the Master Fund’s adjusted capital, equal to 2.25% per quarter, or an annualized hurdle rate of 9.00%, subject to a “catch-up” feature. For a full explanation of how the Incentive Fee is calculated, see the section entitled “Management and Incentive Fees” in the Feeder Fund’s Prospectus. Because the example above assumes a 5.0% annual return, as required by the SEC, no Incentive Fee would be payable in the fiscal year ending December 31, 2014.
(5)	The figure in the table assumes the Master Fund borrows for investment purposes an amount equal to 40.0% of the Master Fund’s average net assets during the year ending December 31, 2014 and that the annual interest rate on the amount borrowed is 3.0%. The Master Fund’s ability to incur leverage during the year ending December 31, 2014 depends, in large part, on the amount of money it is able to raise through the Feeder Funds and capital market conditions. Because the Management Fee is based on the Master Fund’s average daily gross assets, the Master Fund’s use of leverage will increase the Management Fee paid to FS Global Advisor.
(6)	Other expenses include accounting, legal and auditing fees of the Master Fund, as well as the reimbursement of the compensation of the Master Fund’s chief compliance officer and other administrative personnel and fees payable to the members (each, a “Trustee”) of the board of trustees of the Master Fund (the “Board”) who do not also serve in an executive officer capacity for the Master Fund or FS Global Advisor. The amount presented in the table estimates the amounts the Master Fund expects to pay during the year ending December 31, 2014 assuming the Master Fund raises $227.1 million of proceeds (net of offering expenses) during such time.

Example:

The following example demonstrates the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical investment in Shares. In calculating the following expense amounts, the Master Fund has assumed its direct and indirect annual operating expenses would remain at the percentage levels set forth in the table above:

	1 year	3 years	5 years	10 years
A Feeder Fund would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$54	$157	$260	$516

The example and the expenses in the tables above should not be considered a representation of the Master Fund’s future expenses, and actual expenses may be greater or less than those shown. While the example assumes a 5.0% annual return, as required by the SEC, the Master Fund’s performance will vary and may result in a return greater or less than 5.0%. For a more complete description of the various fees and expenses borne directly and indirectly by the Master Fund, see the sections entitled “Company and Fund Expenses,” “Management and Incentive Fees” and “Purchases of Shares” in the Feeder Fund’s Prospectus.

ITEM 8. GENERAL DESCRIPTION OF THE REGISTRANT.

The Master Fund is a non-diversified, closed-end management investment company that was organized as a Delaware statutory trust on January 28, 2013. The Master Fund’s primary investment objective is to generate an attractive total return consisting of a high level of current income and capital appreciation, with a secondary objective of capital preservation. Information on the Master Fund’s investment objectives, strategies and policies, the types of securities in which the Master Fund expects to invest, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Objectives, Opportunities and Strategies” and “Types of Investments and Related Risks” in the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

Interests in the Master Fund are being issued solely to the Feeder Funds in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

ITEM 9. MANAGEMENT.

A description of how the business of the Master Fund is managed is incorporated herein by reference from the sections entitled “Summary of Terms,” “Management of the Company and the Fund,” “Company and Fund Expenses,” “The Adviser,” “The Sub-Adviser” and “Management and Incentive Fees” in the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund. The following list identifies the specific sections of the Feeder Fund’s Prospectus under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference, to the extent applicable to the Master Fund.

Item 9.1(a) Management of the Company and the Fund—General

Item 9.1(b) The Adviser; The Sub-Adviser; Management and Incentive Fees

Item 9.1(c) Management of the Company and the Fund—Investment Personnel

Item 9.1(d) Management of the Company and the Fund—Administrative Services

Item 9.1(e) Management of the Company and the Fund—Custodian, Distribution Paying Agent, Transfer Agent and Registrar

Item 9.1(f) Company and Fund Expenses

Item 9.1(g) Not Applicable

Item 9.2(a) Not Applicable

Item 9.2(b) Not Applicable

Item 9.2(c) Not Applicable

Item 9.2(d) Not Applicable

Item 9.3 A control person generally is a person who beneficially owns more than 25% of the voting securities of a company. As of July 29, 2014, FS Global Credit Opportunities Fund—A and FS Global Credit Opportunities Fund—D owned 84% and 16% of the outstanding Shares, respectively.

ITEM 10. CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1 CAPITAL STOCK.

The following description is based on relevant portions of the Delaware Statutory Trust Act and on the Master Fund’s declaration of trust and bylaws. This summary is not intended to be complete. Please refer to the Delaware Statutory Trust Act and the Master Fund’s declaration of trust and bylaws, copies of which have been filed as exhibits to this Registration Statement, for a more detailed description of the provisions summarized below.

Shares of Beneficial Interest

The Master Fund’s declaration of trust authorizes the issuance of an unlimited number of Shares. There is currently no market for Shares and the Master Fund does not expect that a market for Shares will develop in the foreseeable future. Pursuant to the Master Fund’s declaration of trust and as permitted by Delaware law, Shareholders are entitled to the same limitation of personal liability extended to stockholders of private corporations organized for profit under the General Corporation Law of the State of Delaware and therefore generally will not be personally liable for the Master Fund’s debts or obligations.

Set forth below is a chart describing the classes of the Master Fund’s securities outstanding as of July 29, 2014:

(1)	(2)	(3)
Title of Class	Amount Held by the Master Fund or for its Account	Amount Outstanding Exclusive of Amount Under Column (2)
Common shares of beneficial interest, par value $0.001 per share	—	22,507,533

Shares

Under the terms of the Master Fund’s declaration of trust, all Shares will have equal rights as to voting and, when consideration for Shares is received by the Master Fund, will be fully paid and nonassessable. Distributions may be paid to Shareholders if, as and when authorized and declared by the Board. Shares will have no preference, preemptive, appraisal, conversion, exchange or redemption rights, and will be freely transferable, except where their transfer is restricted by law or contract. The Master Fund’s declaration of trust provides that the Board shall have the power to repurchase or redeem Shares. In the event of the Master Fund’s dissolution, after the Master Fund pays or adequately provides for the payment of all claims and obligations of the Master Fund, and upon the receipt of such releases, indemnities and refunding agreements deemed necessary by the Board, each Share will be entitled to receive, according to its respective rights, a pro rata portion of the Master Fund’s assets available for distribution, subject to any preferential rights of holders of the Master Fund’s outstanding preferred shares, if any. Each Share will be entitled to one vote on all matters on which a vote of Shareholders is required by the 1940 Act, the Master Fund’s declaration of trust or a resolution of the Board. There will be no cumulative voting in the election or removal of Trustees. Under the Master Fund’s declaration of trust, the Master Fund is not required to hold annual meetings of Shareholders. The Master Fund only expects to hold Shareholder meetings to the extent required by the 1940 Act or pursuant to special meetings called by the Board or a majority of Shareholders.

Preferred Shares and Other Securities

The Master Fund’s declaration of trust provides that the Board may, subject to the Master Fund’s investment policies and restrictions and the requirements of the 1940 Act, authorize and cause the Master Fund to issue securities of the Master Fund other than Shares (including preferred shares, debt securities or other senior securities), by action of the Board without the approval of Shareholders. The Board may determine the terms, rights, preferences, privileges, limitations and restrictions of such securities as the Board sees fit.

Preferred shares could be issued with rights and preferences that would adversely affect Shareholders. Preferred shares could also be used as an anti-takeover device. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (i) immediately after issuance and before any distribution is made with respect to Shares and before any purchase of Shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of the Master Fund’s total assets after deducting the amount of such distribution or purchase price, as the case may be, and (ii) the holders of preferred shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if distributions on such preferred shares are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred shares.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Pursuant to the Master Fund’s declaration of trust, Trustees and officers of the Master Fund will not be subject in such capacity to any personal liability to the Master Fund or Shareholders, unless the liability arises from bad faith, willful misfeasance, gross negligence or reckless disregard for the Trustee’s or officer’s duty.

Except as otherwise provided in the Master Fund’s declaration of trust, the Master Fund will indemnify and hold harmless any current or former Trustee or officer of the Master Fund against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense or disposition of any action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Trustee or officer of the Master Fund, except with respect to matters in which such person did not act in good faith in the reasonable belief that his or her action was in the best interest of the Master Fund, or in the case of a criminal proceeding, matters for which such person had reasonable cause to believe that his or her conduct was unlawful. In accordance with the 1940 Act, the Master Fund will not indemnify any Trustee or officer for any liability to which such person would be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of his or her position. The Master Fund will provide indemnification to Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the declaration of trust.

The Master Fund has entered into the Investment Advisory Agreement with FS Global Advisor. The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, FS Global Advisor is not liable for any error of judgment or mistake of law or for any loss the Master Fund suffers.

FS Global Advisor has also entered into an investment sub-advisory agreement (the “Investment Sub-Advisory Agreement”) with GSO Capital Partners LP (“GSO”). The Investment Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, GSO is not liable for any error of judgment or mistake of law or for any loss the Master Fund suffers. In addition, the Investment Sub-Advisory Agreement provides that GSO will indemnify the Master Fund, FS

Global Advisor and any of their respective affiliates and controlling persons for any liability and expenses, including reasonable attorneys’ fees, which the Master Fund, FS Global Advisor or any of their respective affiliates and controlling persons may sustain as a result of GSO’s willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder or violation of applicable law.

Pursuant to the Master Fund’s declaration of trust, the Master Fund will advance the expenses of defending any action for which indemnification is sought if the Master Fund receives a written undertaking by the indemnitee which provides that the indemnitee will reimburse the Master Fund if it is subsequently determined that the indemnitee is not entitled to such indemnification.

Number of Trustees; Appointment of Trustees; Vacancies; Removal

The Master Fund’s declaration of trust provides that the number of Trustees shall be no less than two and no more than 15, as determined in writing by a majority of the Trustees then in office. As set forth in the declaration of trust, a Trustee’s term of office shall continue until his or her death, resignation or removal. Subject to the provisions of the 1940 Act, individuals may be appointed by the Trustees at any time to fill vacancies on the Board by the appointment of such persons by a majority of the Trustees then in office. Each Trustee shall hold office until his or her successor shall have been appointed pursuant to the Master Fund’s declaration of trust. To the extent that the 1940 Act requires that Trustees be elected by Shareholders, any such Trustees will be elected by a plurality of all Shares voted at a meeting of Shareholders at which a quorum is present.

The Master Fund’s declaration of trust provides that any Trustee may be removed (provided that after the removal the aggregate number of Trustees is not less than the minimum required by the declaration of trust) (1) with or without cause, at any meeting of Shareholders by a vote of three quarters (75%) of the outstanding Shares or (2) with or without cause, by at least two-thirds (66 2⁄3%) of the remaining Trustees.

As of July 29, 2014, the Master Fund had a total of nine members of the Board, six of whom were Trustees that are considered independent and are not “interested persons” (as defined in the 1940 Act) of the Master Fund, the Feeder Funds or FS Global Advisor (“Independent Trustees”). Pursuant to the 1940 Act, at least 40% of the members of the Board must be Independent Trustees.

Action by Shareholders

The Master Fund’s declaration of trust provides that Shareholder action can be taken only at a meeting of Shareholders or by unanimous written consent in lieu of a meeting. Subject to the 1940 Act, the Master Fund’s declaration of trust or a resolution of the Board specifying a greater or lesser vote requirement, the affirmative vote of a majority of Shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the Shareholders with respect to any matter submitted to a vote of the Shareholders.

Amendment of Declaration of Trust and Bylaws

Subject to the provisions of the 1940 Act, pursuant to the Master Fund’s declaration of trust, the Board may amend the declaration of trust without any vote of Shareholders. Pursuant to the Master Fund’s declaration of trust and the bylaws, the Board has the exclusive power to amend or repeal the bylaws or adopt new bylaws at any time.

No Appraisal Rights

In certain extraordinary transactions, some jurisdictions provide the right to dissenting Shareholders to demand and receive the fair value of their Shares, subject to certain procedures and requirements set forth in such statute. Those rights are commonly referred to as appraisal rights. The Master Fund’s declaration of trust provides that Shares shall not entitle Shareholders to appraisal rights.

Conflict with Applicable Laws and Regulations

The Master Fund’s declaration of trust provides that if and to the extent that any provision of the Master Fund’s declaration of trust conflicts with any provision of the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Master Fund as a regulated investment company or other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of the Master Fund’s declaration of trust; provided, however, that such determination shall not affect any of the remaining provisions of the declaration of trust or affect the validity of any action taken or omitted prior to such determination.

Other Information

Information regarding the Master Fund’s share repurchase program, liquidity strategy and distributions, including as they relate to the Feeder Fund’s share repurchase program, liquidity strategy and distributions, is incorporated herein by reference from the sections entitled “Share Repurchase Program,” “Liquidity Strategy” and “Distributions” in the Feeder Fund’s Prospectus.

ITEM 10.2. LONG-TERM DEBT.

Not applicable.

ITEM 10.3. GENERAL.

Not applicable.

ITEM 10.4. TAXES.

Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “Tax Aspects” in the Feeder Fund’s Prospectus.

ITEM 10.5. OUTSTANDING SECURITIES.

Set forth below is a chart describing the classes of the Master Fund’s securities outstanding as of July 29, 2014:

(1)	(2)	(3)
Title of Class	Amount Held by the Master Fund or for its Account	Amount Outstanding Exclusive of Amount Under Column (2)
Common shares of beneficial interest, par value $0.001 per share	—	22,507,533

ITEM 10.6. SECURITIES RATINGS.

Not applicable.

ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12. LEGAL PROCEEDINGS.

Not applicable.

ITEM 13. TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given to them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Feeder Fund’s Prospectus and the statement of additional information included therein (as supplemented and amended, the “Feeder Fund SAI”).

ITEM 14. COVER PAGE.

Not applicable.

ITEM 15. TABLE OF CONTENTS.

Not applicable.

ITEM 16. GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17. INVESTMENT OBJECTIVES AND POLICIES.

Part A contains basic information about the investment objectives, policies and risks of the Master Fund. This Part B supplements the discussion in Part A of the investment objectives, policies and risks of the Master Fund and does not, by itself, present a complete or accurate explanation of the matters disclosed.

Information on the fundamental investment restrictions of the Master Fund, the types of investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment process, is incorporated herein by reference from the sections entitled “Investment Objectives, Opportunities and Strategies” and “Types of Investments and Related Risks” in the Feeder Fund’s Prospectus, and from the sections entitled “Investment Objectives, Policies and Risks” and “Investment Restrictions” in the Feeder Fund SAI, to the extent applicable to the Master Fund.

ITEM 18. MANAGEMENT.

Pursuant to the Master Fund’s declaration of trust and bylaws, the Master Fund’s business and affairs are managed under the direction of the Board, which has overall responsibility for monitoring and overseeing the Master Fund’s investment program and its management and operations. The officers of the Master Fund conduct and supervise the Master Fund’s daily business operations.

Board of Trustees and Executive Officers

Board Leadership Structure

The Board consists of nine members, six of whom are considered Independent Trustees. The same individuals serve on the Board and the boards of trustees of the Feeder Funds. Among other things, the Board sets broad policies for the Master Fund and appoints the Master Fund’s officers. The role of the Board, and of any individual Trustee, is one of oversight and not of management of the Master Fund’s day-to-day affairs. Each Trustee will serve until his or her death, resignation or removal. The Trustees are subject to removal or replacement in accordance with Delaware law and the Master Fund’s declaration of trust. The Trustees serving on the Board have been elected by the organizational shareholders of the Master Fund.

Michael C. Forman serves as chairman of the Board and is not an Independent Trustee by virtue of his relationship with FS Global Advisor. The Board feels that Mr. Forman, as the Master Fund’s co-founder and chief executive officer, is the Trustee with the most knowledge of the Master Fund’s business strategy and is best situated to serve as chairman of the Board. The Board does not currently have a lead independent Trustee, and each Independent Trustee plays an active role on the Board. The Independent Trustees are expected to meet separately in executive session as often as necessary to exercise their oversight responsibilities. The Board believes that its leadership structure is the optimal structure for the Master Fund at this time given the Master Fund’s current size and complexity. The Board, which will review its leadership structure periodically, further believes that its structure is presently appropriate to enable it to exercise its oversight of the Master Fund.

Board Role in Risk Oversight

Through its direct oversight role, and indirectly through its committees, the Board will perform a risk oversight function for the Master Fund consisting of, among other things, the following activities: (1) at regular and special Board meetings, and on an ad hoc basis as needed, receiving and reviewing reports related to the Master Fund’s performance and operations; (2) reviewing and approving, as applicable, the Master Fund’s compliance policies and procedures; (3) meeting with members of FS Global Advisor’s portfolio management team to review investment strategies, techniques and the processes used to manage related risks; (4) meeting with, or reviewing reports prepared by, the representatives of key service providers, including the Master Fund’s investment adviser, sub-adviser, administrator, transfer agent, custodians and independent registered public accounting firm, to review and discuss the Master Fund’s activities and to provide direction with respect thereto; and (5) engaging the services of the Master Fund’s chief compliance officer to test the Master Fund’s compliance procedures and the compliance procedures of the Master Fund’s service providers. However, not all risks that may affect the Master Fund can be identified or processes and controls developed to eliminate or mitigate their occurrence or effects, and some risks are beyond the control of the Master Fund and its service providers.

Trustees

Information regarding the members of the Board and the officers of the Master Fund, and their roles in the management of the Master Fund, including compensation, is incorporated herein by reference from the section entitled “Management of the Company and the Fund” in the Feeder Fund SAI filed with the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

Board Committees

In addition to serving on the Board, Trustees may also serve on one or more of the following committees which have been established by the Board to handle certain designated responsibilities. The Board has designated a chairman of each committee. Subject to applicable law, the Board may establish additional committees, change the membership of any committee, fill all vacancies and designate alternate members to replace any absent or disqualified member of any committee, or dissolve any committee as it deems necessary and in the Master Fund’s best interest.

Audit Committee

The audit committee is responsible for selecting, engaging and discharging the Master Fund’s independent accountants, reviewing the plans, scope and results of the audit engagement with the Master Fund’s independent accountants, approving professional services provided by the Master Fund’s independent accountants (including compensation therefor), reviewing the independence of the Master Fund’s independent accountants and reviewing the adequacy of the Master Fund’s internal controls over financial reporting. The members of the audit committee are Barbara J. Fouss, Philip E. Hughes, Jr., Oliver C. Mitchell, Jr. and Charles P. Pizzi, all of whom are Independent Trustees. Philip E. Hughes, Jr. serves as the chairman of the audit committee. The Board has determined that Philip E. Hughes, Jr. is an “audit committee financial expert” as defined under SEC rules.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee selects and nominates Trustees for election to the Board, selects nominees to fill vacancies on the Board or a committee thereof, develops and recommends to the Board a set of corporate governance principles and oversees the evaluation of the Board. The nominating and corporate governance committee considers candidates suggested by its members and other Trustees, as well as the Master Fund’s management and Shareholders. The members of the nominating and corporate governance committee are David L. Cohen, Thomas J. Gravina and Oliver C. Mitchell, Jr., a majority of whom are Independent Trustees. David L. Cohen serves as chairman of the nominating and corporate governance committee.

Valuation Committee

The valuation committee establishes policies and procedures regarding the valuation of the Master Fund’s investments. On a quarterly basis, the valuation committee will review the valuation determinations made with respect to the Master Fund’s investments during the preceding quarter and evaluate whether such determinations were made in a manner consistent with the Master Fund’s valuation process. The members of the valuation committee are Walter W. Buckley, III, Barbara J. Fouss, Thomas J. Gravina and Charles P. Pizzi, a majority of whom are Independent Trustees. Walter W. Buckley, III serves as chairman of the valuation committee.

Trustee Beneficial Ownership of Shares

The following table shows the dollar range of Shares beneficially owned by each Trustee as of July 29, 2014 based on the offering price of $10.25 on such date and the aggregate dollar range of equity securities in all registered investment companies overseen by each Trustee in the family of investment companies that includes the Master Fund.

Name of Trustee	Dollar Range of Equity Securities in the Master Fund(1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies(1)
Interested Trustees
Michael C. Forman	None	Over $1,000,000
David J. Adelman	None	Over $1,000,000
Thomas J. Gravina	None	$100,001 - $500,000

Independent Trustees
Walter W. Buckley, III	None	$100,001 - $500,000
David L. Cohen	None	$100,001 - $500,000
Barbara J. Fouss	None	$10,001 - $50,000
Philip E. Hughes, Jr.	None	$50,001 - $100,000
Oliver C. Mitchell, Jr.	None	$1 - $10,000
Charles P. Pizzi	None	$100,001 - $500,000

(1)	Dollar ranges are as follows: None, $1 - $10,000, $10,001 - $50,000, $50,001 - $100,000, $100,001 - $500,000, $500,001 - $1,000,000 and Over $1,000,000.

Shareholder Communications

Shareholders may send communications to the Board. Shareholders should send communications intended for the Board by addressing the communication directly to the Board (or individual Trustees) and/or otherwise clearly indicating in the salutation that the communication is for the Board (or individual Trustees) and by sending the communication to the Master Fund’s offices at Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, PA 19104. Other Shareholder communications received by the Master Fund not directly addressed and sent to the Board will be reviewed and generally responded to by management, and will be forwarded to the Board only at management’s discretion based on the matters contained therein.

GSO Potential Conflicts of Interest

Information regarding the conflicts of interest associated with GSO acting as the Master Fund’s investment sub-adviser is incorporated herein by reference from the section entitled “Management of the Company and the Fund” in the Feeder Fund SAI filed with the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

Codes of Ethics

The Master Fund, FS Global Advisor and GSO have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to these codes may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Master Fund, so long as such investments are made in accordance with the applicable code’s requirements. The codes of ethics are attached as exhibits to this Registration Statement. Shareholders may also read and copy these codes of ethics at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. In addition, the codes of ethics are available on the EDGAR Database on the SEC’s website at http://www.sec.gov. Shareholders may also obtain copies of each code of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, NE, Washington, DC 20549-0102.

Other Information

Certain legal matters regarding the Shares offered hereby have been passed upon by Dechert LLP, Philadelphia, Pennsylvania, and certain matters regarding the Shares offered hereby and other matters of Delaware law have been passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware.

ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

A control person generally is a person who beneficially owns more than 25% of the voting securities of a company. As of July 29, 2014, FS Global Credit Opportunities Fund—A and FS Global Credit Opportunities Fund—D owned 84% and 16% of the outstanding Shares, respectively.

ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES.

Information on the investment management and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the sections entitled “Management of the Company and the Fund,” “Company and Fund Expenses” and “Management and Incentive Fees” in the Feeder Fund’s Prospectus, as well as the section entitled “Management of the Company and the Fund” in the Feeder Fund SAI, filed with the Feeder Fund’s Prospectus, in each case, to the extent applicable to the Master Fund.

ITEM 21. PORTFOLIO MANAGERS.

Securities Ownership of Portfolio Managers

The following table shows the dollar range of equity securities in the Master Fund beneficially owned by each member of FS Global Advisor’s investment committee as of July 29, 2014 based on the offering price of $10.25 on such date.

Name of Investment Committee Member	Dollar Range of Equity Securities in the Master Fund(1)
Michael C. Forman	None
Gerald F. Stahlecker	None
Zachary Klehr	None
Robert Hoffman	None

(1)	Dollar ranges are as follows: None, $1 - $10,000, $10,001 - $50,000, $50,001 - $100,000, $100,001 - $500,000, $500,001 - $1,000,000 and Over $1,000,000.

Other Information

Additional information regarding the portfolio managers of the Master Fund is incorporated herein by reference from the sections entitled “Management of the Company and the Fund” in the Feeder Fund’s Prospectus and the Feeder Fund SAI filed with the Feeder Fund’s Prospectus, in each case, to the extent applicable to the Master Fund.

ITEM 22. BROKERAGE ALLOCATION AND OTHER PRACTICES.

A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the section entitled “Portfolio Transactions and Brokerage Allocation” in the Feeder Fund SAI filed with the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

ITEM 23. TAX STATUS.

Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “Tax Aspects” in the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

ITEM 24. FINANCIAL STATEMENTS.

An independent registered public accounting firm for the Master Fund performs an annual audit of the Master Fund’s financial statements. The Board has engaged Ernst & Young LLP, located at One Commerce Square, Suite 700, 2005 Market Street, Philadelphia, Pennsylvania 19103 to serve as the Master Fund’s independent registered public accounting firm.

The Master Fund’s audited financial statements and the related report of its independent registered public accounting firm, Ernst & Young LLP, are available in the Master Fund’s annual report for the period ended December 31, 2013 and are incorporated into this Registration Statement by reference.

PART C—OTHER INFORMATION

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS.

(1) Financial Statements:

Part A:	Not applicable.

Part B:	The following financial statements are incorporated by reference to the Registrant’s annual report on Form N-CSR for the period ended December 31, 2013, filed with the SEC on March 11, 2014.

Report of Independent Registered Public Accounting Firm.
Schedule of Investments as of December 31, 2013.
Statement of Assets and Liabilities as of December 31, 2013.
Statement of Operations for the period from January 28, 2013 (Inception) to December 31, 2013.

Statement of Changes in Net Assets for the period from January 28, 2013 (Inception) to December 31, 2013.

Statement of Cash Flows for the period from January 28, 2013 (Inception) to December 31, 2013.
Notes to Financial Statements.

(2) Exhibits:

(a)(1)	Certificate of Trust. (Incorporated by reference to Exhibit (a)(1) to the Registrant’s registration statement on Form N-2 (File No. 811-22802), filed on February 8, 2013).

(a)(2)	Initial Declaration of Trust. (Incorporated by reference to Exhibit (a)(2) to the Registrant’s registration statement on Form N-2 (File No. 811-22802), filed on February 8, 2013).

(a)(3)	Amended and Restated Declaration of Trust. (Incorporated by reference to Exhibit (a)(3) to Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 811-22802), filed on June 13, 2013).

(b)	Bylaws. (Incorporated by reference to Exhibit (b) to Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 811-22802), filed on November 8, 2013).

(g)(1)	Amended and Restated Investment Advisory Agreement. (Incorporated by reference to Exhibit (g)(1) to Post-Effective Amendment No. 1 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on October 18, 2013).

(g)(2)	Investment Sub-Advisory Agreement. (Incorporated by reference to Exhibit (g)(2) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

(j)(1)	Form of Master Custodian Agreement with State Street Bank and Trust Company. (Incorporated by reference to Exhibit (j) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

(j)(2)	Global Custody Agreement with JPMorgan Chase Bank, N.A.*

(k)	Administration Agreement. (Incorporated by reference to Exhibit (k) to Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 811-22802), filed on November 8, 2013).

(n)	Consent of Ernst & Young LLP.*

(r)(1)	Code of Ethics of the Master Fund. (Incorporated by reference to Exhibit (r)(1) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

(r)(2)	Code of Ethics of FS Global Advisor. (Incorporated by reference to Exhibit (r)(2) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

(r)(3)	Code of Ethics of GSO. (Incorporated by reference to Exhibit (r)(3) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

*	Filed herewith.

ITEM 26. MARKETING ARRANGEMENTS.

Not Applicable.

ITEM 27. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses to be incurred in connection with the offering described in this Registration Statement:

Accounting fees and expenses	$1,000,000
Legal fees and expenses	$1,000,000
Printing	$1,000,000
Miscellaneous fees and expenses	$3,000,000

Total	$6,000,000

ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL.

Not Applicable.

Item 29. Number of Holders of Securities

The following table sets forth the number of record holders of Shares as of July 29, 2014.

Title of Class	Number of Record Holders
Common shares of beneficial interest, par value $0.001 per share	2

ITEM 30. INDEMNIFICATION.

Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Except as otherwise provided in the Registrant’s declaration of trust, the Registrant will indemnify and hold harmless any current or former Trustee or officer of the Registrant against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense or disposition of any action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Trustee or officer of the Registrant, except with respect to matters in which such person did not act in good faith in the reasonable belief that his or her action was in the best interest of the Registrant, or in the case of a criminal proceeding, matters for which such person had reasonable cause to believe that his or her conduct was unlawful. In accordance with the 1940 Act, the Registrant will not indemnify any Trustee or officer for any liability to which such person would be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of his or her position. The Registrant will provide indemnification to Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the declaration of trust.

The Registrant has entered into the Investment Advisory Agreement with FS Global Advisor. The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, FS Global Advisor is not liable for any error of judgment or mistake of law or for any loss the Registrant suffers.

FS Global Advisor has also entered into the Investment Sub-Advisory Agreement with GSO. The Investment Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, GSO is not liable for any error of judgment or mistake of law or for any loss the Registrant suffers. In addition, the Investment Sub-Advisory Agreement provides that GSO will indemnify the Registrant, FS Global Advisor and any of their respective affiliates and control persons for any liability and expenses, including reasonable attorneys’ fees, which the Registrant, FS Global Advisor or any of their respective affiliates and control persons may sustain as a result of GSO’s willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder or violation of applicable law.

Pursuant to the Registrant’s declaration of trust, the Registrant will advance the expenses of defending any action for which indemnification is sought if the Registrant receives a written undertaking by the indemnitee which provides that the indemnitee will reimburse the Registrant if it is subsequently determined that the indemnitee is not entitled to such indemnification.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

The descriptions of FS Global Advisor and GSO are incorporated herein by reference from the section entitled “Management of the Company and the Fund” in the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund, and the section entitled “Management of the Company and the Fund” in Part B of this Registration Statement. For information as to the business, profession, vocation or employment of a substantial nature in which FS Global Advisor, GSO and each of their executive officers and directors is or has been, during the last two fiscal years, engaged for his or her own account or in the capacity of director, officer, employee, partner or trustee, reference is made to the information set forth in FS Global Advisor’s Form ADV (File No. 801-78346) and GSO’s Form ADV (File No. 801-68243), each as filed with the SEC and incorporated herein by reference.

ITEM 32. LOCATION OF ACCOUNTS AND RECORDS.

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained at the offices of:

(1)	the Registrant, FS Global Credit Opportunities Fund, Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, Pennsylvania 19104;

(2)	the Registrant’s transfer agent, State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111;

(3)	the Feeder Funds’ transfer agent, DST Systems, Inc., 430 W. 7th Street, Kansas City, Missouri 64105;

(4)	the Registrant’s and the Feeder Funds’ custodian, State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111;

(5)	the Registrant’s custodian, JPMorgan Chase Bank, N.A., 14201 Dallas Parkway, Dallas, Texas 75254;

(6)	the investment adviser, FS Global Advisor, LLC, Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, Pennsylvania 19104; and

(7)	the administrator, FS Global Advisor, LLC, Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, Pennsylvania 19104.

ITEM 33. MANAGEMENT SERVICES.

Not applicable.

ITEM 34. UNDERTAKINGS.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on August 15, 2014.

FS Global Credit Opportunities Fund

By:	/s/ MICHAEL C. FORMAN
Name:	Michael C. Forman
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned Trustees and officers of FS Global Credit Opportunities Fund hereby constitute and appoint Michael C. Forman and David J. Adelman, and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and on our behalf in the capacities indicated below, this Registration Statement on Form N-2 and any and all amendments thereto, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Investment Company Act of 1940, as amended, this Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL C. FORMAN Michael C. Forman	President, Chief Executive Officer and Trustee (Principal Executive Officer)	August 15, 2014

/s/ WILLIAM GOEBEL William Goebel	Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2014

* David J. Adelman	Trustee	August 15, 2014

* Walter W. Buckley, III	Trustee	August 15, 2014

* David L. Cohen	Trustee	August 15, 2014

/s/ BARBARA J. FOUSS Barbara J. Fouss	Trustee	August 15, 2014

Signature	Title	Date

* Thomas J. Gravina	Trustee	August 15, 2014

* Philip E. Hughes, Jr.	Trustee	August 15, 2014

* Oliver C. Mitchell, Jr.	Trustee	August 15, 2014

* Charles P. Pizzi	Trustee	August 15, 2014

* By:	/s/ MICHAEL C. FORMAN
Attorney-in-Fact